EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 9, 2013, relating to the financial statements of InsightsOne Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the uncertainty of InsightsOne Systems, Inc.’s ability to continue as a going concern) as of and for the year ended December 31, 2012, appearing in the Registration Statement on Form S-1, as amended (File No. 333-202885) and related Prospectus of Apigee Corporation filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 24, 2015